EX 99.1

NATION ENERGY INC.
11th Floor, 609 West Hastings Street
Vancouver, BC V6B 4W4
Telephone: (800) 400-3969
Facsimile: (604) 688-4712

OTCBB Symbol: NEGY

Nation Energy Inc. Farms-out Interest at Boltan

VANCOUVER, January 27, 2005 – Nation Energy Inc. ("Nation") announces that it has entered into agreement with Netco Energy Inc. ("Netco") whereby Netco may earn 60% of Nation’s interest in two sections of land in the Boltan area of Alberta.

Under the terms of the agreement, Netco will earn 60% of Nation’s 15% working interest by paying for 100% of costs related to Nation’s interests in the drilling and development of exploratory well Boltan 14-10-59-2W6; a 3500 meter test well operated by Accrete Energy Inc. Netco will earn a 9% interest, after payout, in the test well and well spacing unit and one additional section of land. Gross drilling and casing costs are estimated at $2,000,000. The test well is an offset to Accrete operated Boltan 9-9-59-2W6; a successful Gething gas well turned to sales mid-2004. Boltan 14-10-59-2W6 has been licensed and drilling operations are in progress.

Nation Energy Inc. is an exploration stage company focused on exploring potential oil and gas projects.

To the extent any statements contained in this release deal with prospects or other information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside the Company's control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

For more information, contact:

John R. Hislop
(800) 400-3969
Nation Energy, Inc.
Suite 1100 - 609 West Hastings Street
Vancouver BC CANADA V6B 4W4